Issuer Free Writing Prospectus dated June 6, 2018

Filed Pursuant to Rule 433

Supplementing Preliminary Prospectus Supplement dated June 6, 2018

Registration Statement No. 333-219841

First Internet Bancorp Nasdaq: INBK Common Equity Offering June 2018

Offering Disclosure This presentation has been prepared by First Internet Bancorp (“First Internet” or the “Company”) solely for informational purposes based on information regarding its operations, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of First Internet and does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision. In all cases, interested parties should conduct their own investigation and analysis of First Internet, the information set forth in this presentation, the information included in or incorporated by reference into the prospectus supplement and accompanying prospectus, and other information provided by or on behalf of First Internet. Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of the securities of First Internet or determined if this presentation or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Securities of First Internet are not deposits or insured by the FDIC or any other agency. Except where information is provided as of a specified date, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. First Internet believes that such information is accurate and that the sources from which it has been obtained are reliable. First Internet cannot guarantee the accuracy of such information, however, and has not independently verified such information. First Internet has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that First Internet has filed with the SEC for more complete information about First Internet and the offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting First Internet or by contacting Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, 1-800-966-1559; from Sandler O’Neill & Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, 1-212-466-7700; from FIG Partners, LLC at 1475 Peachtree Street NE, Suite 800, Atlanta, GA 30309, 1-404-601-7200; or from Hovde Group, LLC at 120 W. Madison Street, Suite 1200, Chicago, IL 60602, 1-312-361-1810. 2

Forward-Looking Statements To the extent that statements in this presentation relate to future plans, objectives, financial results or performance of First Internet, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “anticipate,” “believe,” “contemplate,” “continue,” ”estimate,” “expect”, “intend,” ”goal,” “may,” “plan,” “predict,” ”project,” “seek,” “should,” ”target,” “will” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future income, financial condition, market size, collaborations, and trends or operating results also constitute examples of forward-looking statements. Actual strategies, results and financial condition in future periods may differ materially from those currently expected due to various risks and uncertainties. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: the uses of proceeds from any sales of securities; general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for loans and other products, our credit quality and related levels of nonperformng assets and loan losses, the value and salability of real estate that we own or that serves as collateral for our loans; failures or breaches of or interruptions in the communication and information systems on which we rely to conduct our business; our plans to grow our commercial real estate banking, commercial and industrial, public finance and healthcare finance loan portfolios, which may carry greater risks of non-payment or other unfavorable consequences; our substantial dependence on capital distributions from First Internet Bank; and other factors identified in documents we file with the Securities and Exchange Commission (the “SEC”), including the prospectus and the reports that are incorporated by reference into the prospectus. Consequently, no forward-looking statement can be guaranteed. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements other than as may be required by applicable law or regulation. 3

Non-GAAP Financial Measures 4 This presentation contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity (“TCE”), tangible assets (“TA”), tangible book value (“TBV”) per common share, adjusted return on average assets (“Adjusted ROAA”), return on average tangible common equity (“ROATCE”) and tangible common equity to tangible assets, net interest margin – FTE, adjusted net income, adjusted diluted earnings per share and pre-tax, pre-provision earnings are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP financial measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this presentation under the caption “Reconciliation of Non-GAAP Financial Measures.”

Offering Summary 5 Issuer: Exchange / Ticker: Offering Format: Security: Base Deal Value: Use of Proceeds: Lead Bookrunner: Co-Managers: Lock-Up: First Internet Bancorp Nasdaq: INBK Follow-On Common Stock $50 million (100% Primary) General corporate purposes, which may include providing capital to support our growth organically or through strategic acquisitions, repayment of indebtedness, financing investments and capital expenditures, and for investments in the Bank as regulatory capital 45 days Keefe, Bruyette & Woods, A Stifel Company Sandler O’Neill & Partners, L.P., FIG Partners, LLC and Hovde Group, LLC Overallotment: 15% (100% Primary)

Corporate Overview Corporate Summary First Internet Bank launched in 1999 First state-chartered FDIC-insured Internet bank Headquartered in Fishers, IN with an office in Tempe, AZ Industry pioneer in branchless delivery of consumer and commercial banking services Nationwide deposit and lending footprint Experienced management team Strong balance sheet and earnings growth 6 1Q18 Financial Information Total assets $2.9 billion Total loans $2.2 billion Total deposits $2.2 billion TCE / tangible assets 1 7.70% NPLs / total loans 0.03% ROAA 0.87% ROATCE 1 11.19% Market capitalization 2 $296.6 million Dividend yield 2 0.68% Nasdaq Global Select Market INBK 1 See Reconciliation of Non-GAAP Financial Measures 2 Market valuation data as of June 1, 2018

Performance Summary 7 Strong balance sheet growth has driven increased earnings and overall growth in tangible book value per share 1 1Q17, 2Q17 and 3Q17 amount reflects full impact of offering of 945,000 shares of common stock in December 2016. 4Q17 and 1Q18 amount reflects full impact of offering of 1,897,500 shares of common stock in September 2017. 2 4Q17 reported diluted EPS of $0.41 included the revaluation of the Company’s net deferred tax asset which reduced diluted EPS by $0.22. 3 See Reconciliation of Non-GAAP Financial Measures. Diluted Earnings Per Share 1,2,3 Pre-Tax, Pre-Provision Earnings 3 Tangible Book Value Per Share 3 Total Assets Total Loans Total Deposits $0.57 $0.55 $0.64 $0.43 $0.61 $0.71 $0.41 $0.71 $0.63 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 $5,179 $6,823 $5,637 $4,890 $6,787 $7,925 $8,198 $7,740 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in thousands $1,702 $1,824 $1,854 $2,053 $2,381 $2,633 $2,768 $2,863 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in millions $1,112 $1,199 $1,251 $1,433 $1,698 $1,868 $2,091 $2,209 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in millions $23.67 $23.94 $23.04 $23.52 $24.43 $25.70 $26.09 $26.05 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 $1,389 $1,494 $1,463 $1,557 $1,732 $1,997 $2,085 $2,177 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in millions

Differentiated Business Model Nationwide consumer banking provider Proven online / mobile retail deposit platform using scalable technology backed by exceptional customer service Low cost delivery channel creates customer value through competitive rates and low fees Commercial banking franchise focused on select local and national markets 8 National, award-winning online direct-to-consumer mortgage banking platform National, niche consumer lending segments with solid yields and asset quality Asset class and geographic diversity provides ability to generate top tier balance sheet and revenue growth funded by a loyal, efficient and growing deposit base Local National C&I – Central Indiana C&I – Arizona Investor CRE – Central Indiana Construction – Central Indiana Single tenant lease financing Public finance Healthcare finance (via relationship with Lendeavor)

Strategic Objectives Drive revenue growth and positive operating leverage Achieve consistent strong profitability Deploy capital in an accretive manner focused on building shareholder value Capitalize on consumer trends by capturing greater deposit market share among digital banking adopters Maintain strong asset quality and focus on disciplined risk management Expand asset and deposit generation channels to supplement growth and increase profitability Continue investing in technology to remain a digital banking leader and increase efficiency 9

10 Corporate Recognition First Internet Bank has been recognized for its innovation and is consistently ranked among the best banks to work for, enhancing its ability to attract and retain top-level talent Top Rated Online Business Bank in 2017 – Advisory HQ TechPoint 2016 Mira Award “Tech-enabled Company of the Year” Top 10 finalist – 2016 Indiana Public Company of the year presented by the CFA Society and FEI Magnify Money ranked #1 amongst 2016 Best Banking Apps (Banker’s “Online Direct Banks”) American Banker’s “Best Banks to Work For” 2017 2016 2015 2014 2013 “Top Workplaces in Indianapolis” The Indianapolis Star 2017 (#2 on the list) 2016 2015 2014 “Best Places to Work in Indiana” 2017 2016 2013 Mortgage Technology 2013 awarded top honors in the Online Mortgage Originator category

Consistent Balance Sheet Growth 11 Execution of the business strategy has driven consistent and sustained balance sheet growth CAGR: 34.5% CAGR: 43.9% CAGR: 31.8% CAGR: 29.0% Total Assets Total Loans Total Deposits Shareholders' Equity $802 $971 $1,270 $1,854 $2,768 $2,863 2013 2014 2015 2016 2017 1Q18 Dollars in millions $501 $732 $954 $1,251 $2,091 $2,209 2013 2014 2015 2016 2017 1Q18 Dollars in millions $673 $759 $956 $1,463 $2,085 $2,177 2013 2014 2015 2016 2017 1Q18 Dollars in millions $91 $97 $104 $154 $224 $225 2013 2014 2015 2016 2017 1Q18 Dollars in millions

Five Year Balance Sheet Growth Five year balance sheet growth rates far exceed the median rates for similar institutions INBK growth over this period has been primarily organic as opposed to through acquisitions 12 Source: Company data and SNL Financial; financial data as of March 31, 2018; peer data represents median value of component companies. SNL Small Cap US Banks represent publicly traded small cap banks with a market capitalization of between $250 million and $1 billion; peer data based on index components as of March 31, 2018. Five Year Total Asset Growth Five Year Total Loan Growth Five Year Total Deposit Growth 517% 98% INBK SNL Small Cap US Banks 298% 78% INBK SNL Small Cap US Banks 340% 73% INBK SNL Small Cap US Banks

Earnings and Profitability 13 The Company remains focused on driving earnings growth and improving profitability See Reconciliation of Non-GAAP Financial Measures. 4Q17 reported net income of $3.5 million included the revaluation of the Company’s net deferred tax asset which reduced net income by $1.8 million and negatively impacted ROAA and ROATCE. Net Income 1,2 Net Interest Margin - FTE 1 Return on Average Assets 1,2 Return on Average Tangible Common Equity 1,2 $2,834 $3,098 $3,710 $2,832 $4,001 $4,895 $3,498 $6,028 $5,344 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in thousands 2.43% 2.47% 2.48% 2.57% 2.53% 2.52% 2.59% 2.41% 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 0.71% 0.71% 0.81% 0.60% 0.73% 0.78% 0.52% 0.87% 0.80% 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 10.07% 9.41% 11.24% 7.65% 10.25% 11.51% 6.37% 11.19% 9.73% 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18

Interest Rate Risk Management 1Q18 FTE net interest margin of 2.41%1 declined 18 bps compared to 4Q17 15 bps of decline due to change in federal corporate tax rate 3 bps of decline due to interest rate compression / flat yield curve Company continued the hedging strategy initiated in 4Q17 Enhances interest rate sensitivity of longer term fixed rate assets Offsets impact of higher short term interest rates on deposit / funding costs Total notional value of $360.6 million of pay fixed / receive variable interest rate swaps in place to effectively convert fixed rate assets to variable rate $272.4 million in place to hedge public finance loans $88.2 million in place to hedge investment securities Majority of interest rate swaps contain one year forward-start term to preserve current period net interest income while gradual interest rate tightening continues Interest rate sensitivity in instantaneous parallel shift upward rate scenarios: 1 See Reconciliation of Non-GAAP Financial Measures. 14 % Change for Parallel Shift in Interest Rates +50 bps +100 bps +200 bps Net interest income: year 1 (1.81%) (3.46%) (7.11%) Net interest income: year 2 1.11% 2.25% 4.20%

Increasing Economies of Scale 15 Scalable, technology-driven model delivers increasing efficiency and is a key component driving improved operating leverage Net Interest Income Noninterest Expense / Average Assets Efficiency Ratio Total Assets Per FTE 1.98% 1.93% 1.77% 1.85% 1.63% 1.50% 1.45% 1.47% 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 61.2% 55.2% 59.1% 64.0% 56.8% 54.2% 54.2% 56.9% 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 $9.6 $9.5 $9.7 $10.3 $12.1 $12.9 $13.4 $14.0 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in millions $9,306 $10,338 $10,904 $11,457 $12,974 $14,191 $15,360 $15,415 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Dollars in thousands

Loan Portfolio Overview 16 1 1 Includes commercial and industrial and owner-occupied commercial real estate balances 12% 14% 13% 12% 12% 11% 11% 27% 19% 20% 19% 17% 16% 16% 1% 2% 2% 5% 11% 14% 21% 22% 39% 49% 47% 44% 42% 38% 38% 7% 5% 4% 3% 3% 3% 2% 15% 13% 11% 11% 11% 9% 9% 2015 2016 1Q17 2Q17 3Q17 4Q17 1Q18 Commercial and industrial Commercial real estate Single tenant lease financing Public finance Healthcare finance Residential mortgage/HE/HELOCs Consumer Dollars in thousands 2015 2016 1Q17 2Q17 3Q17 4Q17 1Q18 Commercial loans Commercial and industrial 102,000 $ 102,437 $ 97,487 $ 107,569 $ 122,587 $ 122,940 $ 119,893 $ Owner-occupied commercial real estate 44,462 57,668 62,887 66,952 75,986 75,768 81,998 Investor commercial real estate 16,184 13,181 8,510 10,062 7,430 7,273 6,273 Construction 45,898 53,291 49,618 45,931 50,367 49,213 47,013 Single tenant lease financing 374,344 606,568 665,382 747,790 783,918 803,299 834,335 Public finance - - 77,995 179,873 269,347 438,341 481,923 Healthcare finance - - - 2,810 12,363 31,573 48,891 Total commercial loans 582,888 833,145 961,879 1,160,987 1,321,998 1,528,407 1,620,326 Consumer loans Residential mortgage 214,559 205,554 246,014 292,997 291,382 299,935 318,298 Home equity 43,279 35,036 34,925 33,312 31,236 30,554 29,296 Trailers 67,326 81,186 86,692 94,036 97,811 101,369 107,714 Recreational vehicles 38,597 52,350 57,234 63,514 66,619 69,196 73,005 Other consumer loans 2,389 39,913 44,265 51,052 56,490 56,968 55,466 Total consumer loans 366,150 414,039 469,130 534,911 543,538 558,022 583,779 Net def. loan fees, prem. and disc. 4,821 3,605 2,181 2,523 2,951 4,764 5,300 Total loans 953,859 $ 1,250,789 $ 1,433,190 $ 1,698,421 $ 1,868,487 $ 2,091,193 $ 2,209,405 $

Commercial Real Estate Single tenant lease financing overview: Long term lease financing of single tenant properties occupied by financially strong lessees Originations / commitments over the past twelve months exceeded $265 million Nationwide platform provides ability to capitalize on national correspondent network Expertise in asset class with streamlined execution and credit process Strong historical credit performance Average portfolio LTV of approximately 51% 17 Commercial real estate balances increased $164.1 million, or 22.7%, since 1Q17 Single Tenant Lease Financing Portfolio Diversity 7.7% 7.4% 5.3% 5.1% 4.3% 70.2% Red Lobster Walgreen's CVS Bob Evans Burger King All others 16.7% 7.3% 6.2% 5.8% 5.6% 58.4% Texas Ohio Georgia California North Carolina All others As of % of Dollars in millions March 31, 2018 total Single tenant lease financing $834.3 94.0% Construction 47.0 5.3% Investor commercial real estate 6.3 0.7% Total commercial real estate $887.6 100.0%

Commercial & Industrial Commercial & industrial overview: Originations / commitments over the past twelve months exceeded $121 million Primarily serves the borrowing and treasury management needs of small and middle-market businesses Seasoned banking team leverages market knowledge and experience to serve clients in a relationship-based approach Business line built organically, adding select personnel with specialized product or market expertise Indiana team focuses on Central Indiana and adjacent Midwestern markets Added to Arizona team to further enhance origination efforts Strong credit performance to date 18 Commercial & industrial balances increased $41.5 million, or 25.9%, since 1Q17 Commercial & Industrial Balances $77.2 $102.0 $102.4 $122.9 $119.9 $34.3 $44.5 $57.7 $75.8 $82.0 2014 2015 2016 2017 1Q18 Commercial & industrial Owner-occupied CRE Dollars in millions $111.5 $146.5 $160.1 $201.9 $198.7 As of % of Dollars in millions March 31, 2018 total Commercial & industrial $119.9 59.4% Owner-occupied CRE 82.0 40.6% Total commercial & industrial $201.9 100.0%

Public Finance Public finance overview: Launched in January 2017 Provides a range of credit solutions for government and not-for-profit entities Borrowers’ needs include short-term financing, debt refinancing, infrastructure improvements, economic development and equipment financing Initial efforts have focused on borrowers in Indiana and are now expanding to other geographic areas of the U.S. Recent team additions will strengthen efforts in equipment and energy finance and build out nationwide platform 19 Public finance originations/commitments during the past twelve months exceeded $418 million Portfolio Composition Borrower Credit Rating 41.2% 17.7% 12.6% 10.4% 7.3% 3.7% 3.4% 1.9% 1.3% 0.5% General Obligation/G.O. Equivalent Water & sewer revenue Essential use equipment loans Lease rental revenue Tax Incremental Financing (TIF) districts Public higher education facilities Gaming revenues Income tax supported loans Sales tax, food and beverage tax, hotel tax Short term financing (BAN) 43.7% 14.5% 22.7% 5.1% 14.0% AA+/Aa1 A+/A1 A/A2 BBB+/Baa1 Not rated Public Finance Balances $179.9 $269.3 $438.3 $481.9 2Q17 3Q17 4Q17 1Q18 Dollars in millions

Healthcare Finance Healthcare finance overview: Launched in second quarter 2017 Strategic partnership with San Francisco–based Lendeavor Currently focused on dental and veterinary practices Borrowers’ needs include practice finance or acquisition, acquiring or refinancing owner-occupied commercial real estate and equipment purchases Initial efforts have primarily focused on west coast with plans to expand nationwide 20 Healthcare finance originations since launching in 2017 have totaled $50.3 million Portfolio Composition Healthcare Finance Balances $2.8 $12.4 $31.6 $48.9 2Q17 3Q17 4Q17 1Q18 Dollars in millions 46.2% 9.9% 7.8% 36.1% California Texas Nevada Other 79.4% 16.5% 2.7% 1.4% Practice Refinance or Acquisition Owner Occupied CRE Equipment Projects

Residential Mortgage 21 Last 12 Months of Mortgage Originations – Regional Distribution Award-winning national online origination platform Highly efficient application and underwriting process Sales and marketing efforts re-focused on purchase mortgage business Full range of residential mortgage and home equity products Central-Indiana based construction loan program 19.8% 10.7% 29.8% 19.5% 20.2%

Nationwide Branchless Deposit Franchise 22 Total Deposits – $2.2 Billion – Regional Distribution As of March 31, 2018 Nationwide consumer, small business and commercial deposit base Scalable technology and customer convenience supported by exceptional service Deposit relationships in all 50 states, including desirable metropolitan markets Average consumer interest checking account balance of $17,500 far exceeds the national average $398.2 million 18.3% $256.5 million 11.8% $813.1 million 37.3% $380.6 million 17.5% $328.7 million 15.1% $1.3 million of balances in US territories/Armed Forces included in headquarters/Midwest balance

Deposit Composition Total deposits increased $620.0 million, or 39.8%, since 1Q17 Treasury management, small business deposits and municipal deposits provide significant opportunities for increasing lower-cost deposits 23 Total Deposits - $2.2 Billion As of March 31, 2018 Total Non-Time Deposits - $799.0 Million As of March 31, 2018 $47.7 2% $99.0 5% $60.2 3% $592.1 27% $1,378.1 63% Noninterest-bearing deposits Interest-bearing demand deposits Savings accounts Money market accounts Time deposits $187.6 23% $71.0 9% $62.2 8% $478.2 60% Treasury management Small business Public funds Consumer

Asset Quality 24 Asset quality has improved significantly while balance sheet growth has continued on a strong upward trend NPAs / Total Assets NPLs / Total Loans Allowance for Loan Losses / NPLs Net Charge-Offs (Recoveries) / Average Loans 0.90% 0.50% 0.37% 0.31% 0.21% 0.20% 2013 2014 2015 2016 2017 1Q18 0.37% 0.04% 0.02% 0.09% 0.04% 0.03% 2013 2014 2015 2016 2017 1Q18 293.0% 1,959.5% 5,000.6% 1,013.9% 1,784.3% 2,361.2% 2013 2014 2015 2016 2017 1Q18 0.17% 0.00% (0.07%) 0.15% 0.05% 0.05% 2013 2014 2015 2016 2017 1Q18

Capital 25 Following the initial public offering in late 2013, the Company deployed capital to fund commercial loan growth, driving revenue growth and improved profitability 2016/2017 capital offerings: 2Q16: raised $22.8 million of common equity 3Q16: issued $25.0 million in publicly traded subordinated debt 4Q16: raised $23.4 million of common equity 3Q17: raised $55.0 million of common equity Insider ownership ensures board, management and shareholder interests are aligned 1 1 1 See Reconciliation of Non-GAAP Financial Measures Tangible Common Equity 1 Regulatory Capital Ratios 7.7% 8.1% 7.6% 8.7% 8.4% 7.5% 8.9% 8.5% 8.2% 9.4% 10.7% 10.1% 11.5% 10.9% 9.7% 11.9% 11.4% 11.4% 11.4% 12.5% 13.7% 15.0% 14.2% 12.7% 14.7% 14.1% 14.0% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Tier 1 Leverage Tier 1 Capital Total Capital $22.93 $23.67 $23.94 $23.04 $23.52 $24.43 $25.70 $26.09 $26.05 6.8% 7.7% 7.3% 8.1% 7.5% 6.7% 8.2% 7.9% 7.7% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 TBV Per Share TCE / TA

Pro Forma Capital Ratios 26 The following illustrates the pro forma impact of gross proceeds from a $50 million common equity raise on the Company’s March 31, 2018 capital ratios based on a hypothetical closing on March 31, 2018 Note: Other assumptions include a 5.0% gross spread, $650k in other offering expenses and 40% risk weighting on proceeds 1 See Reconciliation of Non-GAAP Financial Measures 1 7.7% 8.2% 11.4% 11.4% 14.0% 9.2% 9.7% 13.6% 13.6% 16.2% TCE / TA Tier 1 Leverage Common Equity Tier 1 Tier 1 Capital Total Capital As Reported (3/31/18) Pro Forma for Offering

Investment Summary Strong earnings growth improving profitability Demonstrated track record of deploying capital to fuel loan growth while maintaining strong asset quality Investments in commercial lending platforms are producing results Geographic and credit product diversity provide ability to generate sustained balance sheet growth Consumer banking platform well-positioned to capitalize on changing consumer preferences Full service, technology-driven model designed to deliver increasing efficiency Experienced management team committed to building shareholder value 27

Reconciliation of Non-GAAP Financial Measures 28 Dollars in thousands 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Total equity - GAAP $135,679 $137,154 $153,942 $157,491 $163,830 $220,867 $224,127 $224,824 Adjustments: Goodwill (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) Tangible common equity $130,992 $132,467 $149,255 $152,804 $159,143 $216,180 $219,440 $220,137 Total assets - GAAP 1,702,468 $ 1,824,196 $ 1,854,335 $ 2,052,803 $ 2,381,271 $ 2,633,422 $ 2,767,687 $ 2,862,728 $ Adjustments: Goodwill (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) Tangible assets 1,697,781 $ 1,819,509 $ 1,849,648 $ 2,048,116 $ 2,376,584 $ 2,628,735 $ 2,763,000 $ 2,858,041 $ Common shares outstanding 5,533,050 5,533,050 6,478,050 6,497,662 6,513,577 8,411,077 8,411,077 8,450,925 Book value per common share $24.52 $24.79 $23.76 $24.24 $25.15 $26.26 $26.65 $26.60 Effect of goodwill (0.85) (0.85) (0.72) (0.72) (0.72) (0.56) (0.56) (0.55) Tangible book value per common share $23.67 $23.94 $23.04 $23.52 $24.43 $25.70 $26.09 $26.05 Total shareholders' equity to assets ratio 7.97% 7.52% 8.30% 7.67% 6.88% 8.39% 8.10% 7.85% Effect of goodwill (0.25%) (0.24%) (0.23%) (0.21%) (0.18%) (0.17%) (0.16%) (0.15%) Tangible common equity to tangible assets ratio 7.72% 7.28% 8.07% 7.46% 6.70% 8.22% 7.94% 7.70% Total average equity - GAAP $117,913 $135,666 $135,974 $154,798 $161,228 $173,459 $222,670 $223,131 Adjustments: Average goodwill (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) (4,687) Average tangible common equity $113,226 $130,979 $131,287 $150,111 $156,541 $168,772 $217,983 $218,444 Return on average shareholders' equity 9.67% 9.08% 10.85% 7.42% 9.95% 11.20% 6.23% 10.96% Effect of goodwill 0.40% 0.33% 0.39% 0.23% 0.30% 0.31% 0.14% 0.23% Return on average tangible common equity 10.07% 9.41% 11.24% 7.65% 10.25% 11.51% 6.37% 11.19%

Reconciliation of Non-GAAP Financial Measures 29 1 Assuming a 21% tax rate in 2018 and a 35% tax rate in 2017 Dollars in thousands 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 Net Income 2,834 $ 3,098 $ 3,710 $ 2,832 $ 4,001 $ 4,895 $ 3,498 $ 6,028 $ Adjustments: Income tax provision 1,421 1,521 1,671 1,023 1,464 1,694 3,521 862 Provision for loan losses 924 2,204 256 1,035 1,322 1,336 1,179 850 Pre-tax, pre-provision earnings 5,179 $ 6,823 $ 5,637 $ 4,890 $ 6,787 $ 7,925 $ 8,198 $ 7,740 $ Net interest margin 2.39% 2.42% 2.42% 2.50% 2.43% 2.31% 2.35% 2.26% Effect of fully-taxable equivalent adjustments 1 0.04% 0.05% 0.06% 0.07% 0.10% 0.21% 0.24% 0.15% Net interest margin - FTE 2.43% 2.47% 2.48% 2.57% 2.53% 2.52% 2.59% 2.41% Net income - GAAP 2,834 $ 3,098 $ 3,710 $ 2,832 $ 4,001 $ 4,895 $ 3,498 $ 6,028 $ Adjustments: Net deferred tax asset revaluation - - - - - - 1,846 - Adjusted net income $2,834 $3,098 $3,710 $2,832 $4,001 $4,895 $5,344 $6,028 Diluted average common shares outstanding 4,992,025 5,622,181 5,761,931 6,602,200 6,597,991 6,854,614 8,527,599 8,542,363 Diluted earnings per share - GAAP 0.57 $ 0.55 $ 0.64 $ 0.43 $ 0.61 $ 0.71 $ 0.41 $ 0.71 $ Adjustments: Effect of net deferred tax asset revaluation - - - - - - 0.22 - Adjusted diluted earnings per share 0.57 $ 0.55 $ 0.64 $ 0.43 $ 0.61 $ 0.71 $ 0.63 $ 0.71 $ Return on average assets 0.71% 0.71% 0.81% 0.60% 0.73% 0.78% 0.52% 0.87% Effect of net deferred tax asset revaluation 0.00% 0.00% 0.00% 0.00% 0.00% 0.00% 0.28% 0.00% Adjusted return on average assets 0.71% 0.71% 0.81% 0.60% 0.73% 0.78% 0.80% 0.87% Return on average tangible common equity 10.07% 9.41% 11.24% 7.62% 10.25% 11.51% 6.37% 11.19% Effect of net deferred tax asset revaluation 0.00% 0.00% 0.00% 0.00% 0.00% 0.00% 3.36% 0.00% Adjusted return on average tangible common equity 10.07% 9.41% 11.24% 7.62% 10.25% 11.51% 9.73% 11.19%

First Internet Bancorp Nasdaq: INBK Common Equity Offering June 2018